Exhibit 1

ASX

Release

20 June 2017

MOODY’S DOWNGRADES THE LONG-TERM RATINGS ON NEW ZEALAND’S FOUR MAJOR BANKS TO A1

On 19 June 2017 Moody’s announced it had downgraded the long-term ratings of the four major New Zealand Banks, including Westpac New Zealand Limited, by one notch. The outlooks of these banks’ have now been revised to “stable” from “negative”.

Moody’s short-term issuer credit ratings for the major New Zealand banks, including Westpac New Zealand Limited, were unchanged.

Moody’s indicated that the downgrade of the four major New Zealand banks’ long-term ratings followed the downgrade of the long-term deposit ratings and Baseline Credit Assessments for their respective Australian parents by one notch with a stable outlook.

This action has impacted Moody’s rating of a number of entities and securities. Major ratings are now:

Westpac New Zealand Limited

Long-term rating	A1 (from Aa3)
Short term rating	P-1 (unchanged)
Outlook	Stable (from negative)

Westpac Securities NZ Limited

Long-term rating	A1 (from Aa3)
Short term rating	P-1 (unchanged)
Outlook	Stable (from negative)

For Further Information David Lording Head of Media Relations T. 02 8219 8512 M. 0419 683 411	Andrew Bowden Head of Investor Relations T. 02 8253 4008 M. 0438 284 863

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